UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/15/2010

Pacer International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-49828

Tennessee	62-0935669
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6805 Perimeter Drive
Dublin, OH 43016
(Address of principal executive offices, including zip code)

(614) 923-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On October 14, 2010, Pacer International, Inc. ("Pacer") entered into an equipment lease agreement, effective as of October 1, 2010, with Union Pacific Railroad Company ("UP") pursuant to which Pacer leases 53-foot, 110-inch Pacer-branded intermodal containers from UP to support Pacer's domestic intermodal traffic. At the same time, Pacer assigned and UP assumed all of Pacer's future lease obligations for the majority of 53-foot, 110-inch containers leased from third party equipment lessors, including certain of the leases governed by its existing Master Lease Agreements, as amended, included as Exhibits 10.21, 10.22 and 10.23 to Pacer's Annual Report on Form 10-K for the year ended December 31, 2009. Pacer retained liability under the assigned leases for events occurring prior to the effective time of the assignments.
The equipment lease agreement with UP is coterminous with Pacer's multi-year commercial agreement with UP. UP is responsible for maintenance and repair of the containers that it leases to Pacer. The number of containers leased from UP may be adjusted up or down in the future to address estimated changes in Pacer's equipment needs. Monthly rent payable for the current number of containers leased from UP will be approximately $1.24 million.   Rent per container payable by Pacer to UP under the equipment lease is commensurate with the rent per container payable by Pacer under the third party leases being assumed by UP. Accordingly, the assignment of the third party leases and the new equipment lease with UP are not expected to have a material effect on Pacer's direct operating expense.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 above relating to the new equipment lease agreement with UP is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacer International, Inc.

Date: October 15, 2010	By:	/s/ John J. Hafferty
John J. Hafferty
Executive Vice President and Chief Financial Officer